Exhibit 10.1
FEDERAL DEPOSIT INSURANCE CORPORATION
WASHINGTON, D.C.

)
In the Matter of	)
)
WESTERNBANK PUERTO RICO	)	ORDER TO CEASE AND DESIST
MAYAGUEZ, PUERTO RICO	)
	)	FDIC-08-275b
(INSURED STATE NONMEMBER BANK))
)

     Westernbank Puerto Rico, Mayaguez, Puerto Rico (“Bank”), having been advised of its right to a Notice of Charges and of Hearing detailing the unsafe or unsound banking practices and violations of law and regulation alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b)(1), and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST (“CONSENT AGREEMENT”) with counsel for the Federal Deposit Insurance Corporation (“FDIC”), dated April 16, 2009, whereby solely for the purpose of this proceeding and without admitting or denying the alleged charges of unsafe or unsound banking practices and violations of law and regulation, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST (“ORDER”) by the FDIC.
     The FDIC considered the matter and the results of the September 29, 2008 examination performed jointly by the FDIC and the Office of the Commissioner (“Commissioner”) of Financial Institutions of the Commonwealth of Puerto Rico (“2008 Joint Examination”) and determined that it had reason to believe that the Bank had engaged in unsafe or unsound banking practices and had committed violations of law and regulation. The FDIC, therefore, accepted the CONSENT AGREEMENT and issues the following:
ORDER TO CEASE AND DESIST
     IT IS HEREBY ORDERED that the Bank, its directors, officers, employees, agents, and other institution-affiliated parties (as that term is defined in Section 3(u) of the Act, 12 U.S.C. § 1813(u)), and its successors and assigns cease and desist from engaging in the following unsafe or unsound banking practices and violations of law and regulation:
          (a) Operating with inadequate management supervision and oversight by the board of directors of the Bank (“Board”) to prevent unsafe or unsound practices and violations of law and regulation;
          (b) Operating in violation of section 323.3(a)(7) of the FDIC’s Rules and Regulations, 12 C.F.R. § 323.3(a)(7) and in contravention of the Interagency Appraisal and Evaluation Guidelines (FIL-74-94, issued November 11, 1994);
          (c) Operating in violation of section 363.4(a) of the FDIC’s Rules and Regulations, 12 C.F.R. § 363.4(a);

          (d) Operating in violation of section 103.27(a) of the regulations promulgated by the United States Treasury, 31 C.F.R. § 103.27(a);
          (e) Operating in violation of section 17 of the Banking Law of Puerto Rico, Act No. 55, and chapter VIII of Regulation 5793, adopted pursuant to the Puerto Rico Banking Act;
          (f) Operating in contravention of Appendix A of Part 365 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 365;
          (g) Operating in contravention of the Interagency Policy Statement on the Allowance for Loan and Lease Losses, December 13, 2006, and the Policy Statement on Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Associations (July 6, 2001);
          (h) Engaging in unsatisfactory lending and lax underwriting and credit administration, including operating without an effective loan review system and internal loan grading system;
          (i) Operating with an excessive level of adversely classified loans and/or delinquent loans;
          (j) Operating with capital levels that are not commensurate with the nature and extent of the risk to the Bank, given the volume of adversely classified assets and high concentration in commercial real estate;
          (k) Operating in such a manner as to produce insufficient earnings; and
          (l) Operating with excessive reliance on non-core funding.

     IT IS FURTHER ORDERED that the Bank, its institution- affiliated parties, and its successors and assigns, shall take affirmative action, as follows:
BOARD OF DIRECTORS’ OVERSIGHT
     1. Upon the effective date of this ORDER, the Board shall assume full responsibility for the approval of sound policies and objectives for compliance with this ORDER and shall monitor the steps taken by the Bank to ensure that the Bank eliminates and/or corrects the violations of laws, rules and regulations identified in the 2008 Joint Examination or identified internally. The Board shall record the status of the corrective actions taken by the Bank in the Board minutes, which shall be retained for supervisory review.
     2. Within 60 days of the effective date of this ORDER, the Board shall submit a plan to increase the number of independent, outside directors that is acceptable to the Regional Director of the FDIC’s New York Regional Office (“Regional Director”).
MANAGEMENT
     3. Within 60 days of the effective date of this ORDER, the Board shall submit a written plan acceptable to the Regional Director that describes the specific actions that the Board has taken and proposes to take to strengthen the Bank’s management and ensure that the Bank eliminates and/or corrects the violations of law and/or regulation identified in the Joint 2008

Examination, and ensure that the Bank is operating with management that is acceptable to the Regional Director.
CAPITAL ADEQUACY
     4. (a) Within 90 days of the effective date of this ORDER, the Bank shall submit to the Regional Director an acceptable revised written plan to achieve and maintain sufficient capital at the Bank. The revised plan shall, at a minimum, address and consider:
               (i) the Bank’s current and future capital requirements;
               (ii) any planned growth in the Bank’s assets;
               (iii) the Bank’s level of concentrations of credit;
               (iv) the volume of the Bank’s adversely classified assets;
               (v) the Bank’s anticipated level of retained earnings; and
               (vi) the source and timing of additional funds to fulfill the future capital needs of the Bank.
          (b) Beginning on the effective date of this ORDER, the Bank shall maintain its Tier 1 leverage ratio at a level of no less than 5.5 percent.

          (c) Beginning on September 30, 2009, the Bank shall maintain its Tier 1 leverage ratio at a level of no less than 5.75 percent.
          (d) Beginning on March 31, 2010, the Bank shall maintain its Tier 1 leverage ratio at a level of no less than 6 percent.
          (e) The Bank shall not declare or pay any dividends without the prior written approval of the Regional Director. Requests for approval shall be received at least 30 days prior to the proposed date for the declaration of dividends and shall contain, but not be limited to, information on consolidated earnings for the most recent annual period and the last quarter.
          (d) Within 90 days of the effective date of this ORDER, the Bank shall develop and submit a written plan to the Regional Director for systematically reducing and monitoring the Bank’s portfolio of loans, securities, or other extensions of credit advanced or committed, directly or indirectly, to or for the benefit of any borrowers in Commercial Real Estate and Acquisition, Development and Construction, as identified in the 2008 Joint Examination and in the FDIC’s Report of Examination dated September 29, 2008 (“2008 ROE”), to an amount which is commensurate with the Bank’s business strategy, management expertise, size, and location. At a minimum, the plan shall include: the dollar levels and percent of capital to which the Bank shall reduce each concentration; timeframes for achieving the reduction in dollar levels identified; and provisions for the submission of monthly written progress reports to the Board for review and notation in minutes of the meetings of the Board.
REDUCTION OF CLASSIFIED ASSETS
     5. (a) Within 30 days of the effective date of this ORDER, the Bank shall eliminate from its books, by collection or charge-off, all items or portions of items classified “Loss” as a result of the 2008 Joint Examination, which have not previously been charged off or collected. In addition, the Bank shall, within 30 days from the receipt of any subsequent report of examination from the FDIC, eliminate from its books, by collection or charge-off, all items or portions of items classified “Loss” in that report of examination. Elimination of these items through the use of the proceeds of loans or other extensions of credit made by the Bank will not constitute collection for purposes of this paragraph.
          (b) Within 90 days from the effective date of this ORDER, the Bank shall formulate a written plan to reduce the Bank’s risk exposure in each asset classified “Substandard” or “Doubtful” in the 2008 ROE. For purposes of this provision, “reduce” means to collect, charge off, or improve the quality of an asset so as to warrant its removal from adverse classification by the FDIC. In developing the plan mandated by this paragraph, the Bank shall, at a minimum, and with respect to each adversely classified loan or lease, review, analyze and document the financial position of the borrower, including source of repayment, repayment ability and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral and any possible actions to improve the Bank’s collateral position.
          (c) The plan mandated by this provision shall also include, but not be limited to, provisions which:
               (i) prohibit the extension of credit for the payment of interest or fees;
               (ii) include a schedule for reducing the outstanding dollar amount of each adversely classified asset, including timeframes for achieving the reduced dollar amounts (at a minimum, the schedule for each adversely classified asset must show its expected dollar balance on a quarterly basis);
               (iii) include specific action plans intended to reduce the Bank’s risk exposure in each classified asset;
               (iv) provide for the Bank’s submission of monthly written progress reports to the Board; and
               (v) provide for mandating Board review of the progress reports, with a notation of the review recorded in the minutes of the meeting of the Board.
          (d) The Bank shall submit the plan to the Regional Director for review and comment. Within 30 days from receipt of any comment from the Regional Director, and after due consideration of any recommended changes, the Bank shall approve the plan, which approval shall be recorded in the minutes of the meeting of the Board. Thereafter, the Bank shall implement and fully comply with the plan.
RESTRICTIONS ON ADVANCES TO ADVERSELY CLASSIFIED BORROWERS
     6. (a) While this ORDER is in effect, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit or obligation with the Bank that has been, in whole or in part, charged off or classified “Loss” and is uncollected.
          (b) While this ORDER is in effect, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit or obligation with the Bank that has been, in whole or in part, classified “Substandard”, “Doubtful” or is listed as Special Mention and is uncollected, unless the Board has adopted, prior to such extensions of credit, a detailed written statement giving the reasons why such extensions of credit are in the best interests of the Bank. A copy of the statement shall be placed in the appropriate loan file and shall be incorporated in the minutes of the applicable Board meeting. The requirements of this sub-paragraph shall not prohibit the Bank from renewing, after collecting in cash all interest and fees due from a borrower, any credit already extended to the borrower.

LOAN POLICIES AND PROCEDURES
     7. Within 90 days of the effective date of this ORDER, the Bank shall submit to the Regional Director written loan policies and procedures that have been approved by the Board, which shall, at a minimum, address, consider, and include the following:
          (a) underwriting standards for loans;
          (b) the monitoring and reporting of past due loans; and
          (c) controlling and monitoring concentrations of credit, including: (i) establishing concentrations of credit limits by industries and types of loans; and (ii) managing the risk associated with asset concentrations.
LENDING AND CREDIT ADMINISTRATION
     8. The Bank shall not grant, extend, renew, alter, or restructure any loan or other extension of credit without first obtaining and analyzing all relevant credit information, as well as taking all necessary steps to properly value and perfect its interest in collateral, where applicable, and the Bank shall also take the following measures:
          (a) Adequate and effective loan review procedures shall be designed to identify and categorize problem credits and to assess the overall quality of the Bank’s loan portfolio. These reviews shall be performed periodically to identify problem assets and shall be reported to the Board along with the action taken by management to improve the Bank’s position on each loan adversely graded. Within 60 days of the effective date of this

ORDER, the Bank shall ensure that the internal audit department’s risk assessment program is expanded to include the assessment of the Bank’s loan review function.
          (b) Management shall enhance loan documentation procedures and correct any deficiencies identified either internally, by auditors or consultants, or during an examination process, including, but not limited to, technical exceptions related to obtaining accurate and current income and cash flow information, financial statements, and appraisals.
          (c) Reduce the level of classified and delinquent loans through aggressive workout of problem credits, and maintain strict adherence to prudent underwriting standards for new extensions of credit.
          (d) Refrain from capitalizing loan interest to bring delinquent loans current without the benefit of repayment from the borrower, thereby distorting the borrower’s ability to repay the loan, and distorting the bank’s delinquency ratios.
ALLOWANCE FOR LOAN AND LEASE LOSSES
     9. The Bank shall maintain, through charges to current operating income, an adequate allowance for loan and lease losses. The adequacy of the allowance for loan and lease losses shall be determined in light of the volume of criticized loans, the current level of past due and nonperforming loans, past loan loss experience, evaluation of the potential for loan losses in the Bank’s portfolio, current economic conditions, and any criticisms as contained in the Bank’s most recent report of examination. The Bank shall conduct, at a minimum, a quarterly assessment of its allowance for loan and lease losses and shall maintain a written record, for supervisory review, indicating the methodology used in determining the amount of the allowance needed. The Bank shall ensure that the methodology utilized to determine the appropriateness of the ALLL has been periodically evaluated by an independent party.
FUNDS MANAGEMENT AND LIQUIDITY
     10. Within 60 days of the effective date of this Order, the Bank shall submit in writing to the Regional Director an acceptable, comprehensive liquidity contingency plan. The plan shall address the means by which the Bank will seek to reduce its reliance on non-core funding and high cost rate-sensitive deposits. The plan shall also assess possible liquidity events that the Bank may encounter and identify responses to the potential impact of such events on the Bank’s short-term, intermediate-term and long-term liquidity profile.
APPRAISAL COMPLIANCE PROGRAM
     11. Within 30 days of the effective date of this ORDER, the Bank shall establish an adequate and effective appraisal compliance program, including enhancing the Bank’s appraisal policy to capture risk management and internal controls that ensure that appraisals are obtained in a timely manner when required by law or regulation and that appraisals contain appropriate valuation approaches to support assigned values. Within 90 days of the effective date of this ORDER, the Bank shall ensure that adequate training is provided to account managers who are responsible for obtaining and reviewing appraisals to ensure that they include all necessary information, employ correct methodology, include reasonable assumptions and adequately support assigned values.
PROFIT AND BUDGET PLAN
     12. Within 30 days from the end of each calendar month following the effective date of this ORDER, the Board shall evaluate the Bank’s performance in relation to the Profit Plan and record the results of the evaluation, and any actions taken by the Bank, in the minutes of the Board meeting during which such evaluation is undertaken. The Board shall ensure that the Bank is in compliance with specific goals set by the Board to improve and sustain earnings, given the level of adversely classified assets, the Bank’s financial condition and economic and other factors and shall revise the Profit Plan, as necessary, to accomplish these goals. In the event the Board determines that the Profit Plan should be revised in any manner, the Profit Plan shall be revised and submitted to the Regional Director for review and comment within 25 days after such revisions have been approved by the Board. Within 30 days of receipt of any comments from the Regional Director, and after consideration of all such comments, the Board shall approve the revised Profit Plan, which approval shall be recorded in the minutes of the Board meeting in which it is approved.
COMPLIANCE WITH LAWS AND REGULATIONS
     13. (a) Within 60 days from the effective date of this ORDER, the Bank shall take steps necessary, consistent with sound banking practices, to eliminate and/or correct the violations of laws, rules and regulations identified in the 2008 Joint Examination or identified internally. In addition, the Bank shall take all steps necessary to ensure future compliance with all applicable laws, rules, and regulations.
          (b) The Bank shall immediately initiate an affirmative compliance program in order to ensure compliance with the provisions of all applicable laws, rules, and regulations.
PLANS, POLICIES, PROCEDURE, AND PROGRAMS
     14. (a) Acceptable plans, policies, procedures, and programs shall be submitted to the Regional Director within the time periods set forth in this ORDER. Where applicable, the Bank shall adopt all Board approved plans, policies, procedures, and programs, and then shall fully comply with them. During the term of this ORDER, the Bank shall not amend or rescind any plans, policies, procedures, and programs submitted pursuant to this ORDER without the prior written approval of the Regional Director.
          (b) The Board shall review all plans, policies, procedures, and programs annually.
EXTENSIONS
     15. Notwithstanding any provision of this ORDER to the contrary, at the Regional Director’s discretion, the Regional Director may grant a written extension of time to the Bank to comply with any provision of this ORDER.

SHAREHOLDERS
     16. Following the effective date of this ORDER, the Bank shall send to its parent holding company the ORDER or otherwise furnish a description of the ORDER in conjunction with the Bank’s next communication with such parent holding company. The description shall fully describe the ORDER in all material aspects.
OTHER ACTIONS
     17. It is expressly and clearly understood that if, at any time, the Regional Director shall deem it appropriate in fulfilling the responsibilities placed upon him under applicable law to undertake any further action affecting the Bank, nothing in this ORDER shall in any way inhibit, estop, bar, or otherwise prevent him from doing so.
     18. It is expressly and clearly understood that nothing herein shall preclude any proceedings brought by the Regional Director to enforce the terms of this ORDER, and that nothing herein constitutes, nor shall the Bank contend that it constitutes, a waiver of any right, power, or authority of any other representatives of the United States, departments or agencies thereof, Department of Justice, or any other representatives of the Commonwealth of Puerto Rico or any other departments or agencies thereof, including any prosecutorial agency, to bring other actions deemed appropriate.

ORDER EFFECTIVE
     19. The effective date of this ORDER shall be the date of issuance.
     20. The provisions of this ORDER shall be binding upon the Bank, its directors, officers, employees, agents, successors, assigns, and other institution-affiliated parties of the Bank.
     21. The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this ORDER have been modified, terminated, suspended or set aside by the FDIC.
     Pursuant to delegated authority
     Dated:      , 2009.

James C. Watkins
Deputy Regional Director

ADOPTION AND APPROVAL BY THE COMMISSIONER
OF FINANCIAL INSTITUTIONS
     The Commissioner of Financial Institutions for the Commonwealth of Puerto Rico (the “Commissioner”), in the exercise of his powers under the Puerto Rico Banking Act and under the Financial Institutions Commissioner’s Office Act, hereby adopts and approves the foregoing ORDER.
     The Commissioner and Westernbank Puerto Rico, Mayaguez, Puerto Rico (the “Bank”), agree that upon issuance of the said ORDER by the Federal Deposit Insurance Corporation such ORDER shall be binding as between the Bank and the Commissioner with the same legal effect and to the same degree that such ORDER would be binding on the Bank if the Commissioner had issued a separate ORDER, pursuant to the provisions of Section 28 of the Banking Act, Title 7 of the Laws of Puerto Rico Annotated Section 151, that included and incorporated all of the provisions of the foregoing ORDER.
     The Commissioner and the Bank further agree that the provisions of this ORDER shall remain effective and enforceable by the Commissioner against the Bank except to the extent that, and until such time as, any provisions of this ORDER shall have been modified, terminated, suspended, or set aside by the Commissioner.

          In San Juan, Puerto Rico, on      , 2009.

Alfredo Padilla
Commissioner of Financial Institutions

Acknowledged:
Westernbank Puerto Rico

By:
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